SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                  __________

                                  FORM 8-A/A

                               (AMENDMENT NO. 1)

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                        CITIZENS COMMUNICATIONS COMPANY
            (Exact name of registrant as specified in its charter)


                DELAWARE                                      06-0619596
(State of Incorporation or organization)                   (I.R.S. Employer
                                                         Identification No.)

3 High Ridge Park, Stamford, Connecticut                        06905
(Address of principal executive offices)                     (zip code)


If this form relates to the registration  If this form relates to the
of a class of securities pursuant to      registration of a class of securities
Section 12(b) of the Exchange Act and     pursuant to Section 12(g) of the
is effective pursuant to General          Exchange Act and is effective pursuant
Instruction A.(c), check the following    to General Instruction A.(d), check
box.  (X)                                 the following  box.  (  )


Securities Act registration statement file number to which this form relates: N/A
                                                      (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of Each Class                 Name of Each Exchange on Which
     to be so Registered                 Each Class is to be Registered
     -------------------                 ------------------------------

Preferred Stock Purchase Rights              New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:  None

                  This Form 8-A/A amends and supplements the Form 8-A filed by Citizens Communications Company, a Delaware corporation (the "Company"), with the Securities and Exchange Commission on March 22, 2002, with respect to the Preferred Stock Purchase Rights (the "Original Form 8-A"). Capitalized terms used without definition herein shall have the meaning set forth in the Original Form 8-A.


Item 1:           Description of Registrant's Securities to be Registered

                  On January 16, 2003, Citizens Communications Company (the "Company") and Mellon Investors Services, as Rights Agent, entered into Amendment No. 1 to the Rights Agreement, dated as of January 16, 2003 (the "Rights Agreement Amendment"), which amended the Rights Agreement, dated as of March 6, 2002 (as amended the "Rights Agreement"), between the Company and the Rights Agent, (i) to increase from 15% to 20% the ownership percentage of the Company's common stock that any institutional investor who has reported its beneficial ownership of shares of the Company's common stock on Schedule 13G under the Securities Exchange Act of 1934 may own without becoming an "Acquiring Person" and thereby triggering the rights plan and (ii) to increase from 20% to 22.5% the percentage of the Company's common stock that an institutional Schedule 13G filer may inadvertently beneficially own without triggering the rights plan. Pursuant to the Rights Agreement Amendment, if such an institutional 13G filer subsequently files a Schedule 13D, such institutional investor would have 20 business days to reduce its ownership percentage to below 15%. The Rights Agreement Amendment is attached hereto as an exhibit and is hereby incorporated by reference. The forgoing description of the Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement Amendment.


Item 2:  Exhibits

Item 2 of the Original Form 8-A is amended as follows:

  Exhibit No.                     Exhibit

        1.1 Amendment No. 1 to Rights Agreement, dated as of January 16, 2003, between Citizens Communications Company and Mellon Investor Services LLC, as Rights Agent.


                                   SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: January 16, 2003


                                           CITIZENS COMMUNICATIONS COMPANY

                                           By: /s/ L. Russell Mitten
                                           -----------------------------------
                                           Name: L. Russell Mitten
                                           Title: Secretary





                                 EXHIBIT INDEX

Exhibit No.                          Exhibit

         1.1       Amendment No. 1 to Rights Agreement, dated as of
                   January 16, 2003, between Citizens Communications Company and Mellon Investor Services LLC, as Rights Agent.